Exhibit 99.1

Set forth below are the remarks in the form substantially made by Bernard Champoux, in advance of the Company’s 2023 Annual Stockholders Meetings.

My name is Bernie Champoux, the Chair of Castellum, Inc. and I would like to welcome everyone to the Company’s 2023 Annual Meeting of Stockholders.

Before we get around to the business of voting, I would like to take just a minute to offer a few opening remarks.

First, thank you to all of our stockholders for their support of the Company over the past year.   We have achieved a great deal, including our uplisting to the New York Stock Exchange American in October, growing the business to $50 million, and putting in place the highest standards of governance.

One area where we have not been as successful as we would like is with our profitability.    We are going to take steps to fix that.  Castellum is undertaking a program to reduce indirect cash costs as a percentage of our revenue and a series of additional cost cutting measures.  We will make our company solidly cash operating profit positive.  We are also looking to reduce non-cash costs much of which has been in stock and warrant compensation.

We are looking to strip out $6 million in annual cash and non-cash expense from our business without compromising on our growth strategy.

We will continue to look to upgrade our business development and capture teams in order to win more organic business.   And we will continue to look at accretive acquisitions to build revenue, operating profit and capability in our company.   We remain a growth company, but one that has its eyes on both the top and bottom lines.

Your board of directors is closely monitoring the performance of our business and we will track our progress toward these goals as we fulfill our fiduciary duty to you, our stockholders, this year and in years to come.

Once again, thank you for coming.   Now, on to voting….